Exhibit 99.1

Edge Petroleum Announces 2004 Operating Results and 2005 Guidance

HOUSTON, Jan. 18 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today that its estimated total proved reserves of oil and natural gas as of December 31, 2004 were 89.1 billion cubic feet equivalent (Bcfe) of natural gas, an increase of 39% over the same period a year ago. The reserve breakdown was 66.3 Bcf of natural gas, 1.8 million barrels of natural gas liquids and 2.0 million barrels of crude oil and condensate. Natural gas and natural gas liquids accounted for 86% of the Company’s total proved reserves. Seventy-five percent of the 89.1 Bcfe of total proved reserves were developed.

The estimated present value, using a 10% discount rate, of the future net cash flows before income taxes of Edge’s proved oil and natural gas reserves as of December 31, 2004 was $254 million, using average prices of $42.52 per barrel for oil and $6.19 per Mcf for natural gas. This compares to $179 million at year-end 2003 using prices of $29.77 for oil and $6.15 for gas.

Total production for the fourth quarter of 2004 is estimated to be 3.2 Bcfe, an increase of 14% over the previous quarter and an increase of 23% over the same period a year ago. Production for the full year 2004 is estimated to be 12.1 Bcfe, an increase of 49% over 2003. Edge’s production exit rate on December 31, 2004 is estimated to be 49.1 MMcfe per day, an increase of 53% from the same date a year ago.

John W. Elias, Edge’s Chairman, President & CEO, commented on the operating results noting, “We are very pleased with the operating results for 2004 on all fronts. Our exploration, exploitation and acquisition activities combined to replace approximately 307% of our 2004 production. Since the beginning of 2002, our proved reserves have doubled from 44.8 Bcfe to 89.1 Bcfe and our annual production has grown from 6.9 Bcfe to 12.1 Bcfe, a compound annual growth rate of 32%. We drilled a total of 49 wells this year with an average working interest of 55%. Forty of those wells were apparent successes, for an 82% annual success rate. In 2003, we drilled 36 wells with our average working interest of 50%. Twenty-eight of those wells, or 78%, were successful.”

“On December 29, 2004, we closed the acquisition of properties in south Texas from Contango Oil & Gas Company. Combining the potential we see from this property base with our ongoing program should cause us to have another year of strong growth in our operational activities. We have entered 2005 with a broad-based and exciting operational plan and, equally important, a financial strength that is unmatched in our history. On a personal note, I appreciate all of the kind messages I have received following my recent surgery, which went better than my doctors or I anticipated. It is great to be back full time as Edge enters 2005.”

Reporting on guidance for 2005 and financing activities, Edge’s Senior Vice President and CFO, Michael G. Long, noted, “On December 21, 2004 we completed the offering of 3.5 million shares of Edge common stock raising approximately $47 million. On December 29, 2004, we closed the acquisition of the Contango properties for a preliminary price of approximately $43 million reflecting purchase price adjustments for operations from July 1, 2004 to October 31, 2004. As a result, on December 31, 2004 Edge had $20 million of debt outstanding under its $65 million credit line. On January 7, 2005 the underwriters exercised their option to purchase an additional 525,000 shares of Edge common stock giving Edge approximately $7 million in additional proceeds, which was immediately used to reduce outstanding indebtedness to $13 million. Edge expects to receive about $3 million in additional post- closing adjustments as a reduction to the preliminary purchase price after taking into account the results of operations from November 1, 2004 through closing. As a result of all of these activities, we now have unused borrowing capacity in excess of our entire $40 million credit line at the beginning of 2004. This financial flexibility, combined with our policy of funding our capital budget from internally generated cash flow, leaves us positioned to aggressively pursue opportunities to sustain our track record of rapid growth while controlling financial risk.”

Mr. Long further noted, “Our production and financial guidance for the first quarter and full year of 2005 is presented below.”

	First Quarter 2005	Full Year 2005	Full Year 2004

Production, Bcfe	4.0 to 4.2	17.25 to 17.75	12.1
Operating Costs/Mcfe	$ per Mcfe	$ per Mcfe	$ per Mcfe
Lease Operating	0.32 to 0.36	0.32 to 0.37	0.40 to 0.44
Production Taxes	0.40 to 0.44	0.40 to 0.45	0.32 to 0.36
Cash G&A	0.44 to 0.48	0.42 to 0.47	0.60 to 0.65
DD&A	2.05 to 2.10	2.05 to 2.10	1.85 to 1.95
Interest and other	0.03 to 0.06	0.03 to 0.06	0.04 to 0.06

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

Statements regarding production and reserve volumes, all forecasts for the years 2004 and 2005, and first quarter of 2005, including production, operating costs, expenses, post closing adjustments, borrowing capacity, pursuing opportunities, sustain growth, financial risk, growth in operational activities, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, post-closing adjustments, results of acquisition and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                                        01/18/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum
Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
          (EPEX)